Exhibit 99.1

BreitBurn Energy Partners L.P. Announces Reaffirmation of Borrowing Base
at $732 Million, Unchanged From Previous Level

LOS ANGELES, October 5, 2009 -- BreitBurn Energy Partners L.P. (NASDAQ:BBEP) today announced the completion of its semi-annual borrowing base redetermination with its syndicate of lenders in its credit facility.  As a result of this process, the Partnership’s borrowing base remains unchanged at $732 million.

Jim Jackson, BreitBurn’s Chief Financial Officer, said, “We are pleased with the reaffirmation of our borrowing base, which was completed without modification to any of the terms of our Credit Agreement, and acknowledge the continued support of our bank group in this process.  We have further reduced our outstanding borrowings since July 31st and were approximately $585 million drawn on our credit facility as of September 30th.  Our ongoing commitment to debt reduction has resulted in the pay down of more than $150 million in borrowings since year end 2008.  As we begin the 2010 planning process, our improved liquidity position will allow us the flexibility to further accelerate capital spending to levels that should enable us to hold production flat and subsequently re-establish distributions when leverage has been reduced to acceptable levels.”

The Partnership’s next semi-annual borrowing base redetermination is scheduled for April 2010.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a California-based publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in Northern Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, and the New Albany Shale in Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to the Partnership's operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as “will allow,” “should,” “subsequently re-establish,” “expects,” “future,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to Court schedules and calendars, litigation uncertainties and the factors set forth under the heading  “Risk Factors” incorporated by reference from our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
or
Gloria Chu
Investor Relations
(213) 225-5900 x210

BBEP-IR